Exhibit 99.1

CONTACT INFORMATION: INVESTORS and MEDIA: Julie Tracy Sr. Vice President, Chief Communications Officer ev3 Inc. (949) 680-1375 jtracy@ev3.net ev3 Inc. Reports 2007 Fourth Quarter and Full-Year
Financial Results
PLYMOUTH, Minn. — February 22, 2008 — ev3 Inc. (NASDAQ: EVVV), a global endovascular device company, today reported financial results for its fiscal fourth quarter and full-year of 2007.
As reported on January 7, 2008, ev3’s net sales in the fourth quarter of 2007 increased 60% to $92.2 million versus net sales of $57.7 million in the comparable quarter of 2006. Fourth quarter 2007 net sales included $26.9 million of FoxHollow product sales and research collaboration revenue from the date of the merger and excludes FoxHollow sales of approximately $3.9 million for the first four days of the quarter prior to the completion of the merger. For the year ended December 31, 2007, ev3’s net sales increased 40% to $284.2 million versus $202.4 million for the year ended December 31, 2006. Net sales for fiscal 2007 included $26.9 million of FoxHollow product sales and research collaboration revenue from the date of merger. Annual sales growth in 2007 reflected net sales growth in each of ev3’s reportable business segments and geographic markets.
Jim Corbett, chairman, president and chief executive officer of ev3 Inc., commented, “Our U.S. peripheral vascular business in the fourth quarter was negatively impacted by greater than anticipated sales force integration challenges and elevated customer inventory levels of certain products related to the FoxHollow merger. We believe that the actions we have taken to date, including eliminating a layer of sales management and optimizing the size of the peripheral vascular sales organization will enable us to overcome these challenges and support our future growth objectives. We are now focused on expanding our position in the peripheral vascular market by offering a full complement of innovative therapies through our large direct sales organization, investing in development of next generation atherectomy products such as the RockHawk, and supporting the necessary clinical trial initiatives to drive broader product and procedure adoption and to bring new products to market.”
Corbett continued, “In our neurovascular business, we are very encouraged by early physician response to our Axium coil, which is now in full launch worldwide. We believe the unique features of the Axium, including improved conformability and a proprietary instant detachment system, may enable interventionalists to approach even the most challenging anatomy with new capability and confidence. In addition, we have started in Europe to selectively commercialize our Solitaire Flow Restoration stent, which we believe could represent a unique advancement in treating ischemic stroke patients, and are looking forward to initiating our European clinical study for this device in the second half of this year.”
ev3’s net loss for the fourth quarter of 2007 increased to $107.9 million compared to $4.6 million in the fourth quarter of 2006. The company’s net loss for the fiscal year ended December 31, 2007 increased to $165.7 million compared to $52.4 million for the year ended December 31, 2006. ev3’s net loss per common share for the fourth quarter of 2007 and fiscal year ended December 31, 2007 was $1.06 and $2.37 per common share, respectively, compared to $0.08 per common share in the fourth quarter of 2006 and $0.93 per common share in the full year ended December 31, 2006. The fourth quarter of 2007 net loss reflects an acquired in-process research and development charge of $70.7 million and $10.3 million of merger related integration expenses. Total weighted average common shares outstanding used in the per share calculations were 101.9 million and 69.9 million for the fourth quarter of 2007 and full year ended December 31, 2007, respectively and 57.2 million and 56.6 million for the fourth quarter of 2006 and full year ended December 31, 2006, respectively.
ev3’s earnings before interest, taxes, depreciation and amortization (EBITDA), excluding charges for non-cash stock-based compensation, was a negative $93.7 million in the fourth quarter of 2007, compared to a positive $3.0 million in the fourth quarter of 2006. ev3’s EBITDA loss, excluding charges for non-cash stock-based compensation, for the year ended December 31, 2007 was a negative $126.9 million, compared to a loss of $23.3 million for the year ended December 31, 2006. ev3 uses the non-GAAP financial measure, EBITDA, excluding charges for non-cash stock-based compensation, as a supplemental measure of performance and believes that this measure facilitates operating performance comparisons from period to period and company to company. EBITDA, excluding charges for non-cash stock-based compensation, for the fourth quarter and year ended December 31, 2007 and December 31, 2006 are reconciled to ev3’s net loss for the respective periods immediately following the detail of net sales by geography later in this press release.
Corbett concluded, “We remain absolutely committed to our goal of being profitable in the first quarter of 2008 as well as for the full-year of 2008. We have already realized approximately $70 million in expense savings from the merger with FoxHollow, which has helped us to establish a cost structure that balances the investment needed to build our business with delivering profitable growth for our shareholders. Throughout 2008, we will continue to focus on expanding the channel to endovascular specialists worldwide, driving procedure penetration across both divisions and expanding our portfolio of therapy solutions to treat peripheral vascular and neurovascular disease.”
Sales Review
Peripheral vascular segment net sales in the fourth quarter of 2007 increased 70% to $57.9 million versus $34.0 million in the fourth quarter of 2006 primarily as a result of the merger with FoxHollow and to a lesser extent, increased market penetration of the EverFlex stent. Fourth quarter 2007 net sales included $20.9 million of FoxHollow product sales from the date of merger, however, FoxHollow sales of approximately $3.9 million for the first four days of the quarter prior to the completion of the merger are not included. Stent product sales increased 13% to $20.9 million from $18.5 million. Thrombectomy and embolic protection product sales decreased slightly to $6.0 million from $6.2 million, while sales of procedural support and other peripheral vascular products increased 8% to $10.1 million from $9.3 million.
In the fourth quarter of 2007, ev3’s neurovascular segment net sales increased 20% to $28.3 million versus $23.7 million in the fourth quarter of 2006. Within the neurovascular business segment, sales of embolic products increased 29% to $15.5 million from $12.0 million, and sales of neurovascular access and delivery products were up 10% to $12.8 million from $11.7 million. The primary growth drivers for the neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVMs) and the Axium coil.
Research collaboration revenue resulting from our agreement with Merck & Co., Inc. was $6.0 million for the fourth quarter of 2007.
On a geographic basis, when compared to the fourth quarter of 2006, ev3’s fourth quarter of 2007 U.S. net sales increased 86% to $64.2 million, while fourth quarter of 2007 international net sales increased 22% to $28.0 million, over the prior-year quarter. ev3’s fourth quarter of 2007 U.S. net sales increase was primarily due to the merger with FoxHollow. Changes in foreign currency exchange rates had a positive impact of approximately $2.2 million on fourth quarter of 2007 net sales compared to the fourth quarter of the prior year.
Outlook
The company is not announcing any changes to its guidance that was issued on January 7, 2008.
Earnings Call Information
ev3 will host a conference call today, February 22, 2008, beginning at 7:30 a.m. CT (8:30 a.m. ET) to review its results of operations for the fourth quarter and full-year of 2007 and future outlook, followed by a question and answer session.
The conference call will be available to interested parties through a live audio webcast at www.ev3.net, where it will be archived and accessible for approximately 90 days. The live dial-in number for the call is 800-901-5231 (U.S.) or 617-786-2961 (International). The participant passcode is 91202727.
If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 63034695. The audio replay will be available beginning at 10:00 a.m. CT on Friday, February 22, 2008 until Friday, February 29, 2008.

About ev3 Inc.
Since its founding in 2000, ev3 has been dedicated to improving the lives of patients with vascular disease through the development of innovative endovascular therapies. ev3’s products are used by endovascular specialists to treat a wide range of peripheral vascular and neurovascular diseases and disorders. The company offers a comprehensive portfolio of treatment options, including the primary interventional technologies used today — peripheral angioplasty balloons, stents, plaque excision systems, embolic protection devices, liquid embolics, embolic coils, thrombectomy catheters and occlusion balloons. More information about the company and its products can be found at www.ev3.net.
ev3, the ev3 logo, Axium, FoxHollow and SilverHawk are trademarks of ev3 Inc., registered in the U.S. and other countries. All trademarks and trade names referred to in this press release are the property of their respective owners.
Forward-Looking Statements
Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, anticipated revenue synergies and cost savings as a result of ev3’s merger with FoxHollow and the timing thereof, anticipated expenses as a result of ev3’s merger with FoxHollow and the timing thereof, effects of recent U.S. peripheral vascular sales force restructuring activities, new product benefits and market acceptance, anticipated costs and expenses paid in connection with outstanding litigation and other statements identified by words such as “expect,” “anticipate,” “will,” “may,” “believe,” “could,” “outlook,” “guidance,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of ev3’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the failure to realize revenue synergies and cost-savings from ev3’s merger with FoxHollow or delay in realization thereof; the businesses of ev3 and FoxHollow not being integrated successfully, or such integration taking longer or being more difficult, time-consuming or costly to accomplish than expected; the failure to enter into settlement agreements with The Regents of the University of California and Boston Scientific Corporation on anticipated terms or at all; the impact of competitive products and pricing; changes in the regulatory environment; availability of third party reimbursement; potential margin pressure resulting from volume selling, as well as potential adverse effects on future product demand resulting from volume purchases; delays in regulatory approvals and the introduction of new products; market acceptance of new products and success of clinical testing.

More detailed information on these and additional factors which could affect ev3’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), ev3 uses certain non-GAAP financial measures. In this release, ev3 uses the non-GAAP financial measures, “EBITDA, excluding charges for non-cash stock-based compensation” and “adjusted earnings per share.” ev3 uses non-GAAP financial measures as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by non-recurring, unusual or infrequent charges not related to ev3’s regular, ongoing business, variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of certain non-GAAP financial measures provide useful information to investors in evaluating the company’s operations, period over period. Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. When analyzing ev3’s operating performance, investors should not consider ev3’s EBITDA, excluding charges for non-cash stock-based compensation, as a substitute for ev3’s net loss or ev3’s adjusted earnings per share as a substitute for ev3’s net income (loss) per share prepared in accordance with GAAP. In addition, investors should note that any non-GAAP financial measures used by ev3 may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever ev3 uses historical non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. A reconciliation of ev3’s EBITDA, excluding charges for non-cash stock-based compensation, to ev3’s net loss can be found immediately following the detail of net sales by geography later in this press release. This information is also made available on the company’s website at www.ev3.net. ev3, however, does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and net income (loss), net income (loss) per common share and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. In particular, ev3 is providing adjusted earnings per share guidance in this release only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items associated with its merger with FoxHollow.

ev3 Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Sales
Product sales	$86,271	$57,675	$278,226	$202,438
Research collaboration	5,957	—	5,957	—

Net sales	92,228	57,675	284,183	202,438

Operating expenses
Product cost of goods sold (a)	33,963	18,988	99,879	71,321
Research collaboration	1,065	—	1,065	—
Sales, general and administrative (a)	69,895	32,612	195,267	141,779
Research and development (a)	18,949	6,868	48,413	26,725
Amortization of intangible assets	8,390	4,215	20,306	17,223
(Gain) loss on sale or disposal of assets, net	10	20	(978)	162
Acquired in-process research and development	70,700	—	70,700	1,786
Special charges	(1,129)	—	19,054	—

Total operating expenses	201,843	62,703	453,706	258,996
Loss from operations	(109,615)	(5,028)	(169,523)	(56,558)

Other (income) expense:
(Gain) loss on sale of investments, net	116	—	116	(1,063)
Interest income, net	(1,087)	(224)	(1,910)	(1,695)
Other income, net	(868)	(584)	(2,934)	(2,117)

Loss before income taxes	(107,776)	(4,220)	(164,795)	(51,683)

Income tax expense	91	360	949	688

Net loss	$(107,867)	$(4,580)	$(165,744)	$(52,371)

Earnings per share:
Net loss per common share (basic and diluted)	$(1.06)	$(0.08)	$(2.37)	$(0.93)

Weighted average common shares outstanding	101,864,573	57,228,532	69,909,708	56,585,025

(a) Includes stock-based compensation charges of:
Cost of goods sold	$480	$134	$926	$630
Sales, general and administrative	2,666	1,314	8,832	5,868
Research and development	652	132	1,369	655

	$3,798	$1,580	$11,127	$7,153

ev3 Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$81,060	$24,053
Short-term investments	9,744	14,700
Accounts receivable, less allowance of $6,783 and $3,924, respectively	66,170	45,137
Inventories	64,044	42,124
Prepaid expenses and other assets	6,371	7,162
Other receivables	981	2,669

Total current assets	228,370	135,845
Restricted cash	2,204	2,022
Property and equipment, net	37,985	24,072
Goodwill	586,648	149,061
Other intangible assets, net	231,000	40,014
Other assets	899	1,812

Total assets	$1,087,106	$352,826

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$21,511	$13,140
Accrued compensation and benefits	35,301	16,382
Accrued liabilities	49,429	10,102
Deferred revenue	9,347	—
Current portion of long-term debt	3,571	2,143

Total current liabilities	119,159	41,767
Long-term obligations	6,429	5,357
Other long-term liabilities	3,037	468

Total liabilities	128,625	47,592
Stockholders’ equity

Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 105,078,769 and 57,594,742, respectively	1,051	576
Additional paid in capital	1,739,064	919,221
Accumulated deficit	(781,039)	(614,578)
Accumulated other comprehensive (loss) income	(595)	15

Total stockholders’ equity	958,481	305,234

Total liabilities and stockholders’ equity	$1,087,106	$352,826

ev3 Inc.
SELECTED NET SALES INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
NET SALES BY SEGMENT	2007	2006	% change	2007	2006	% change
Peripheral Vascular
Atherectomy	$20,884	$—	100%	$20,884	$—	100%
Stents	20,971	18,501	13%	86,035	64,092	34%
Thrombectomy and embolic protection	5,969	6,177	(3)%	25,998	21,606	20%
Procedural support and other	10,116	9,344	8%	40,858	35,406	15%

Total peripheral vascular	57,940	34,022	70%	173,775	121,104	43%

Neurovascular
Embolic products	15,552	12,026	29%	56,003	38,998	44%
Neuro access and delivery products	12,779	11,627	10%	48,448	42,336	14%

Total neurovascular	28,331	23,653	20%	104,451	81,334	28%

Research collaboration	5,957	—	100%	5,957	—	100%

Total company	$92,228	$57,675	60%	$284,183	$202,438	40%

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
NET SALES BY GEOGRAPHY	2007	2006	% change	2007	2006	% change
United States	$64,170	$34,590	86%	$177,198	$121,180	46%
International	28,058	23,085	22%	106,985	81,258	32%

Total net sales	$92,228	$57,675	60%	$284,183	$202,438	40%

ev3 Inc.
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(107,867)	$(4,580)	$(165,744)	$(52,371)

Interest income, net	(1,087)	(224)	(1,910)	(1,695)
Income tax expense	91	360	949	688
Depreciation and amortization	11,323	5,854	28,726	22,878

EBITDA	$(97,540)	$1,410	$(137,979)	$(30,500)

Stock-based compensation	3,798	1,580	11,127	7,153

EBITDA, adjusted for stock-based compensation	$(93,742)	$2,990	$(126,852)	$(23,347)

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